Exhibit 4.1

AMENDMENT NO. 1
TO THE
FIRST AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
OF THE RELATIVE RIGHTS, POWERS AND PREFERENCES
OF THE SERIES B-1 PREFERRED STOCK
OF
PARK CITY GROUP, INC.,
A Nevada corporation

Pursuant to Section 78.1955 of the
Nevada Revised Statutes

On behalf of Park City Group, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of the Nevada Revised Statutes (the “NRS”), the Company's Board of Directors and the holders of 100% of the issued and outstanding shares of Company’s Series B-1 Preferred Stock (the “Series B-1 Preferred”) have duly approved and adopted the following resolution amending the Certificate of Designation of the Relative Rights, Powers and Preferences of the Series B-1 Preferred Stock (the “Certificate of Designation”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”):

1.
The second paragraph of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

“By resolution, the Board of Directors of the Corporation has established, designated and fixed the terms, preferences, limitations and relative rights of up to five hundred fifty thousand (550,000) shares of the authorized and unissued preferred stock of the Corporation, par value $0.01 per share, as “Series B-1 Preferred Stock” (the “Series B-1 Preferred Stock”) with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:”

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IN WITNESS WHEREOF, the undersigned have duly signed this Amendment No. 1 to the Certificate of Designation as of this 20th day of July, 2017.

Park City Group, Inc.

/s/ Edward L. Clissold
By: Edward L. Clissold
Title: Corporate Secretary and General Counsel